Exhibit 4.2

AMENDED AND RESTATED PROMISSORY NOTE

$6,917,040.77	New York, New York
July 27, 2009

EMPIRE RESORTS, INC., a Delaware corporation (the “Borrower”), FOR VALUE RECEIVED, hereby promises to pay to the order of THE PARK AVENUE BANK (the “Lender”), at the office of The Park Avenue Bank, as agent for the Lender (in such capacity, the “Agent”), located at 460 Park Avenue, New York, New York 10022 (or at such other location as the holder hereof notifies the Borrower of in writing), on the Maturity Date (as such term is defined in the Agreement referred to below) the principal sum of SIX MILLION NINE HUNDRED SEVENTEEN THOUSAND FORTY AND 77/100 DOLLARS ($6,917,040.77) or, if less, the aggregate unpaid principal amount of all Loans made to the Borrower by the Lender under the Agreement, in lawful money of the United States of America and in same day funds.

The Borrower promises also to pay interest on the unpaid principal amount hereof outstanding from time to time in like money and like funds at said office at the rates and at the times determined in accordance with the Agreement.

Overdue principal and overdue interest shall bear interest for each day, payable on demand, at a rate per annum determined in accordance with Section 3.4 of the Agreement.

This Note is one of the Notes described in, and has been issued pursuant to, an Amended and Restated Loan Agreement dated as of the date hereof among the Borrower, the guarantors party thereto, the Lender, the other lenders from time to time party thereto and the Agent (said agreement, as amended, extended, supplemented, renewed, restated or otherwise modified from time to time, the “Agreement”), and is entitled to the benefits thereof and of the Security Documents.  Upon the occurrence of an Event of Default, the principal of, and accrued interest on, this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

This Note amends and restates in its entirety and is given in substitution for (but not in satisfaction of) that certain Promissory Note in the original principal amount of $10,000,000 dated January 11, 2005 and made by the Borrower in favor of Bank of Scotland (“BOS”), which Promissory Note was assigned to Lender pursuant to that certain Transfer Supplement dated as of the date hereof, between BOS, as assignor and Lender, as assignee.  The obligations evidenced by this Note include obligations outstanding under the Agreement (including, without limitation, accrued and unpaid interest and fees under the Agreement), which continue to be outstanding, and the issuance of this Note does not evidence or cause a repayment or novation with respect to such obligations.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to repay or prepay the whole or part of the principal of this Note on the terms and conditions specified in the Agreement.

The outstanding principal balance and accrued interest under this Note at any time shall be determined as shown in records made in accordance with manual, computerized, electronic or other record-keeping systems used from time to time by the Lender or other holder of this Note.

Except to the extent required by law which cannot be waived, the Borrower waives presentment, demand, protest or notice of any kind in connection with this Note.

The Borrower agrees to pay to the holder hereof, on demand, all costs and expenses (including legal fees) incurred in connection with the enforcement and collection of this Note, including legal fees in bankruptcy and judicial and non-judicial foreclosure proceedings.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER, ANY OTHER LOAN PARTY, THE AGENT, THE LENDER, ANY OTHER LENDER OR ANY OTHER HOLDER OF THIS NOTE.

THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE MATTERS COVERED HEREBY AND THEREBY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Terms used herein and not otherwise defined herein shall have the meanings provided for such terms in the Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the date first above written.

EMPIRE RESORTS, INC.

By:	/s/ Joseph E. Bernstein
Name:	Joseph E. Bernstein
Title:	Chief Executive Officer